STATE OF DELAWARE
CERTIFICATE OF FORMATION

OF

WELLS FARGO FAMILY OFFICE FUND I, LLC

FIRST.         The name of the limited liability company formed hereby is:  Wells Fargo Family Office Fund I, LLC.

SECOND.    The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The name of its Registered Agent at such address is Corporation Service Company.

THIRD.       The limited liability company shall have perpetual existence, beginning on the date of filing its Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 21st day of December, 2010.

/s/ Brenda S. Bradley
Brenda S. Bradley
Authorized Person